Exhibit 99.1

Medizone International Expands Commercial Team to Address Growing Global Opportunity in Bioterrorism Countermeasures and Public Health Preparedness

Internationally recognized expert Brad Goble to lead Medizone’s efforts to capitalize on government efforts to address bioterrorism countermeasures and public health risks

Kalamazoo, Michigan – May 30, 2017 -- Medizone International, Inc. (OTCQB: MZEI) announces the appointment of bioterrorism expert Brad Goble to lead the company’s efforts to engage with government agencies and organizations tasked with coordinating global resources. He will be responsible for the advancement of AsepticSure® as a key component of programs in support of bioterrorism countermeasures and public health preparedness.
“As governments and affiliated agencies across the globe prepare to combat the growing risks of bioterrorism and major health outbreaks, AsepticSure is ideally positioned to help address these efforts,” commented David A. Esposito, Chairman of the Board and interim CEO of Medizone International. “We continue to look for talented executives with significant commercial experience in contracting with governments and organizations with global reach in the area of biodefense and public health preparedness. Brad Goble has decades of experience working directly with governments and organizations to address these major global concerns and we are pleased he will be leading our efforts to capitalize on the opportunity.”
AsepticSure has demonstrated, in well-designed clinical studies, to successfully eliminate known surrogates for Anthrax, Ebola, SARS, and MERS-CoV. The unique combination of low dose hydrogen peroxide and ozone is well ahead of other technologies in this area and can play a critical role in addressing the need for preparedness for government agencies and coordinated efforts around the world.  Medizone International has solid intellectual property rights in several countries in support of bioterrorism countermeasures.
Goble has played a major role in consulting with governments and public health preparedness agencies around the world, especially in the days after September 11, 2001. “He has had a seat at the table for major initiatives addressing bioterrorism and public health concerns around Ebola and SARS and is relied on for his expertise across the globe,” adds Esposito.
Goble is a native of Toronto, Canada and holds an honors degree in Economics and Commerce from the Royal Military College of Canada and a Master of Business Administration from Queen’s University.
“I am very excited to work with the Medizone team as we support the increasing demand for technology to address the major concerns of bioterrorism and public health outbreaks,” commented Goble. “The AsepticSure system has the potential to play a major role in assisting integrated response teams and well-funded programs across the globe to combat bioterrorism. I look forward to leveraging my existing relationships to open doors that could place AsepticSure on the forefront of meeting the global need for new tools to address these threats.”

●  350 East Michigan Ave.   ●   Suite 500  ●  Kalamazoo, MI 49007  ●   Phone 269-202-5020  ●   www.medizoneint.com

About Medizone International, Inc.
Founded initially in 1986 to develop treatments for lipid-enveloped viruses, Medizone International, Inc. shifted focus in 2007 to develop a superior disinfectant technology. The Company developed the AsepticSure system to combine anti-oxidant gases (O3 and H202) to produce unique free radicals (H2O3 known as trioxidane) with higher anti-oxidant potential than ozone or hydrogen peroxide alone. After securing broad IP protection for the use of trioxidane for both healthcare facility disinfecting systems and bioterrorism applications, the Company released its AsepticSure system for use in Canada, and several other global markets.
Safe Harbor Statement
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.
Investor and Media Relations
Medizone International, Inc.
T: 269-202-5020
E: j.pentony@medizoneint.com

●  350 East Michigan Ave.   ●   Suite 500  ●  Kalamazoo, MI 49007  ●   Phone 269-202-5020  ●   www.medizoneint.com